Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                        ;                                                         July 26, 2005

   AFOP REPORTS 2nd QUARTER 2005 RESULTS

   Revenues up 59% year-over-year

Sunnyvale, CA – July 26, 2005 — Alliance Fiber Optic Products, Inc. (Nasdaq SmallCap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2005.

Revenues for the second quarter of 2005 totaled $5,178,000, which represents a 3% increase over revenues of $5,006,000 reported in the previous quarter, and an increase of 59% over revenues of $3,252,000 reported in the second quarter of 2004. The Company recorded a net loss for the second quarter of 2005 of $720,000, or $0.02 per share based on 39.3 million shares outstanding. This compares to a net loss for the first quarter of 2005 of $812,000, or $0.02 per share based on 39.0 million shares outstanding, and a net loss for the second quarter of 2004 of $2,557,000, or $0.07 per share based on 38.7 million shares outstanding.

There were no deferred stock compensation charges for either the quarter ended June 30, 2005 or the quarter ended March 31, 2005. Included in the net loss for the quarter ended June 30, 2004 are deferred stock compensation charges of $87,000.

Peter Chang, President and Chief Executive Officer, commented, “The second quarter of 2005 marked our 5th consecutive quarter of revenue growth and improved financial results.  Second quarter 2005 revenue of $5.2 million grew by 59% from the year ago quarter, and by 3% sequentially. While revenues increased almost 60% from a year ago, our cost of revenues increased at approximately half of that rate, leading to a greatly improved gross profit margin of 21.3% in Q2 2005, versus 2.1% in Q2 2004.  Also contributing to our quarterly results was a further reduction in operating expenses.  Total second quarter operating expenses fell by 22% from a year ago, resulting in a net loss of $0.02 per share, which is an improvement of 72% from a year ago.

“We are pleased with our performance this quarter as our results reflect an improved sales environment for our products and our careful control of expenses.  As we see evidence of major telecommunication providers committing to large FTTX deployments, we are encouraged by our future prospects.  We believe our order trends and customer activity point to modest revenue growth and continuing bottom line improvement in the quarters ahead,” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on July 26, 2005 to discuss AFOP’s second quarter 2005 financial results. To participate in AFOP’s conference call, please call (800) 374-0514 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 7523298. AFOP will also provide a live webcast of its second quarter 2005 conference call at AFOP’s website www.afop.com. The dial in for the instant replay is (800) 642-1687; confirmation number 7523298.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our future prospects, our order trends and customer activity, and expected revenue growth and bottom-line improvement, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-QSB for the quarter ended March 31, 2005. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Jun. 30 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and short-term investments	$29,599	$31,456
Accounts receivable	2,805	2,322
Inventories	3,404	3,998
Other current assets	619	653

current assets	36,427	38,429
Property and equipment, net	5,197	5,603
Other assets	145	121

Total assets	$41,769	$44,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,685	$2,205
Accrued expenses and other liabilities	2,110	2,480

Total current liabilities	3,795	4,685
Long-term liabilities	931	826

Total liabilities	4,726	5,511
Stockholders' equity	37,043	38,642

Total liabilities and stockholders' equity	$41,769	$44,153

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30 2005	Mar. 31 2005	Jun. 30 2004	Jun. 30 2005	Jun. 30 2004
Revenues	$5,178	$5,006	$3,252	$10,184	$6,241
Cost of revenues	4,077	4,075	3,185	8,152	6,299

Gross profit/(loss)	1,101	931	67	2,032	(58)

Operating expenses:
Research and development	882	952	1,472	1,834	3,003
Sales and marketing	560	574	525	1,134	1,015
General and administrative	713	750	770	1,463	1,671

Total operating expenses	2,155	2,276	2,767	4,431	5,689

Loss from operations	(1,054)	(1,345)	(2,700)	(2,399)	(5,747)
Interest and other income, net	334	533	143	867	384

Net loss	$(720)	$(812)	$(2,557)	$(1,532)	$(5,363)

Net loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.07)	$(0.04)	$(0.14)

Weighted average shares outstanding	39,259	39,017	38,702	39,138	38,251